Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation

For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Infinity Augmented Reality, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock which amends and restates the Certificate of Designation dated July 22, 2010.

See Schedule A attached herewith.

4. Effective date and time of filing: (optional)             Date: ______, 2015 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X_________________________________
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock

Designation

This form must be accompanied by appropriate fees.

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AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK, $0.00001 PAR VALUE PER SHARE

OF INFINITY AUGMENTED REALITY, INC.

Pursuant to the authority expressly granted and vested in the Directors (the “Board”) of Infinity Augmented Reality, Inc. (the “Company”) by the virtue of Nevada Revised Statues and the provisions of the Company’s Articles of Incorporation, as amended, the Board adopted the following resolutions setting forth the designation, number of shares, rights, preferences, privileges, powers and restrictions of its Series A Preferred Stock on January 29, 2015 which amends and restates the Series A Certificate of Designation dated July 22, 2010 in its entirety:

RESOLVED, that the designation, rights, preferences, privileges, powers and restrictions of the Series A Preferred Stock by, and they hereby are, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 52,767,193 shares of Preferred Stock, par value $0.00001 per share, shall be Series A Preferred Stock (the “Preferred A Stock”).

II. VOTING

Except as expressly provided by law or by the provisions of this Certificate of Designation, the holder of each share of Preferred A Stock shall have the right to one vote for each share of common stock, par value $0.00001 per share (“Common Stock”) into which such Preferred A Stock could then be converted, and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws and Articles of Incorporation of the Company, and shall be entitled to vote, together with holders of Common Stock on all matters brought before the stockholders of the Company as a single class.

III. LIQUIDATION PREFERENCE

In the event of any winding up, liquidation, bankruptcy consolidation, merger or reorganization of the Company with or into, or a sale or acquisition of all or substantially all of the Company's assets or issued and outstanding share capital to or by, any other entity or person, excluding (i) any such sale or transfer to or acquisition by a wholly-owned subsidiary of the Company; and (ii) a transaction effected exclusively for the purpose of changing the domicile or structure of the Company (“Deemed Liquidation”), distributions with respect thereof to the stockholders of the Company shall be made in the following manner:

(a) The holders of the Preferred A Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of a Deemed Liquidation, any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to (i) $6,634,256; plus (ii) interest at an annual rate of 1.2% on the amount specified in section (i) above as of January 1, 2015 (“Liquidation Preference”), to be distributed pro rata among the holders of the Preferred A Stock.

(b) After payment has been made to the holders of the Preferred A Stock of the full amounts to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled to receive all of the remaining proceeds of a Deemed Liquidation, assets and surplus funds of the Company, ratably among the holders of the Common Stock.

(c) Notwithstanding the forgoing, in the event that the holders of the Preferred A Stock would receive at least the amount of $6,634,256, plus any accrued interest at such date (before deduction or withholding of any tax) in any such Deemed Liquidation prior to calculating and applying the forgoing Liquidation Preference but after calculating senior liquidation preference, if any, then the holders of the Preferred A Stock shall not be entitled to receive the Liquidation Preference.

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IV. CONVERSION RIGHTS

The holders of the Preferred A Stock shall have the following conversion rights (“Conversion Rights”):

(a) Right to Convert. Each share of the Preferred A Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred A Stock. Each such share of Preferred A Stock shall be convertible into fully paid and nonassessable shares of Common Stock on a one-for-one basis at a price which shall initially be equal to the price paid by the holders of the Preferred A Stock in consideration for each share of Preferred A Stock (the “Conversion Price”), and shall be subject to proportional adjustment as set forth in Section 4(d) below (the "Adjusted Conversion Price").

(b) Automatic Conversion. Each share of Preferred A Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series upon the earlier of (i) the closing of a public offering of common stock in which the aggregate net proceeds to the Company equal at least $20,000,000 (a "QPO"); or (ii) the consent of the holders of a majority of the Preferred A Stock. In the event of the automatic conversion of the Preferred A Stock upon a QPO, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred A Stock shall not be deemed to have converted Preferred A Stock until immediately prior to the closing of such QPO.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred A Stock to Common Stock, and any fractional share shall be rounded to the nearest whole number, with one-half being rounded upward. Before any holder of the Preferred A Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred A Stock, and shall give written notice to the Company at such office that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b) above, the outstanding shares of the Preferred A Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further, that the Company shall not be oblige to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred A Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss or damage incurred by it in connection with the loss of such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred A Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred A Stock to be converted, or in the case of automatic conversion then on the date of closing of the QPO, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustment of Conversion: The Conversion Price of the Preferred A Stock shall be subject to the following adjustment made from time to time:

       (i) Adjustment for Subdivision, Combination or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

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       (ii) Adjustments for Stock Dividends and Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Company not made on a pro rata basis from all holders of any class of the Company’s securities) payable in property or in securities of the Company other than shares of Common Stock, and other than as otherwise adjusted in this Section 4, then in each such event the holders of the Preferred A Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Company that they would have received had their Preferred A Stock been converted into Common Stock on the date of such event.

(e) No Impairment. The Company will not, by amendment of its Article of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred A Stock against impairment, as long as there are such Preferred A Stock outstanding.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred A Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred A Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Adjusted Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred A Stock.

(g) Status as Stockholder. Upon conversion of Preferred A Stock into Common Stock pursuant to this Section 4 the holder’s rights as a holder of Preferred A Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available pursuant to applicable aw due to the failure of the Company to comply with the terms of this Certificate of Designation.

(i) Conversion in Bankruptcy. The holder of any Preferred A Stock shall be entitled to exercise its privileges with respect to the Preferred A Stock notwithstanding the commencement of any case under 11 U.S.C. §101 et seq. (the “Bankruptcy Code”). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any right to relief it may have under 11 U.S.C. §362 in respect of such holder’s right to convert the Preferred A Stock. The Company agrees, without cost or expense to such holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. §362.

(ii) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred A Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred A Stock, in addition to such other remedies as shall be available to the holder of such Preferred A Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

V. MISCELLANEOUS

(a) Rank. All shares of the Preferred A Stock shall rank (i) senior to the Company's Common Stock; and (ii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Preferred A Stock.

(b) Cancellation of Preferred A Stock. If any shares of Preferred A Stock are converted pursuant to this Certificate of Designation, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designation series, and shall not be issuable by the Company as Preferred A Stock.

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(c) Amendment. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Preferred A Stock granted hereunder may be waived as to all shares of Preferred A Stock (and the holders thereof) upon the written consent of a majority of the holders of the Preferred A Stock, provided further, in the event that no Preferred A Stock is outstanding, the Board of Directors may amend the terms of the Preferred A Stock before issuance of any new Preferred A Stock.

IN WITNESS WHEREOF, Infinity Augmented Reality, Inc. has caused this Amended and Restated Certificate of Designation to be signed by its duly authorized officer this ____ day of ____, 2015.

By: _____________________________

Name: ___________________________

Title: ____________________________

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